                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            C. H. Heist Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                C.H. HEIST CORP.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 15, 1995

To the Shareholders:

     The 1995 Annual Meeting of Shareholders of C.H. Heist Corp. (the "Company") will be held at the Sheraton Sand Key, 1160 Gulf Boulevard., Clearwater Beach, Florida 34630, on Monday, May 15, 1995, at 10:00 A.M. local time, for the following purposes:

     1. To elect six Directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his successor;

     2. To ratify the selection by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent public accountants for the Company and its subsidiaries for the fiscal year 1995; and

     3. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     The Shareholders of record at the close of business on March 31, 1995, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign and return the enclosed proxy, which needs no postage if mailed in the United States.

                                          By order of the Board of Directors

                                          Isadore Snitzer
                                          Secretary

Dated: April 4, 1995

                                C.H. HEIST CORP.
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     The enclosed proxy is solicited by the Board of Directors of the C.H. Heist Corp. (the "Company") to be voted at the 1995 Annual Meeting of Shareholders to be held at the Sheraton Sand Key, 1160 Gulf Boulevard, Clearwater Beach, Florida 34630, on Monday, May 15, 1995, at 10:00 A.M., and at any adjournment or adjournments thereof.

     Only Shareholders of record as of the close of business on March 31, 1995, are entitled to notice of, and to vote at, the meeting or any adjournments thereof. On March 31, 1995, the Company then had outstanding voting securities consisting of 2,870,273 shares of Common Stock, par value $.05 per share. ("Common Shares"). Each share is entitled to one vote. Shares cannot be voted at the meeting unless the Shareholder is present or represented by proxy.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited, personally or by telephone or facsimile transmission, by officers, directors and regular employees of the Company. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding soliciting material.

     Any Shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise. Such revocation may be made in person at the 1995 Annual Meeting of Shareholders or by written notification to the Secretary of the Company. Every properly signed proxy will be voted unless previously revoked if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken.

     The Company's address is 810 North Belcher Road, Clearwater, Florida 34625, and the telephone number is (813) 461-5656. This Proxy Statement and the enclosed proxy will be mailed to the Shareholders on or about April 4, 1995.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

     Six Directors are to be elected at the meeting each to serve until the next annual meeting of shareholders and until the Director's successor shall have been elected and shall have qualified. It is intended that the shares represented by proxies solicited by the Board of Directors will be voted for the six nominees for Director of the Company hereinafter named, unless authority to vote for one or more nominees is withheld. If for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors, if any.

     Six Directors were elected to the Board of Directors at the 1994 Annual Meeting of Shareholders and are nominees for re-election at the 1995 Annual Meeting of Shareholders.

     The following information about each nominee with respect to his principal occupation or employment and the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations has been furnished to the Company by the respective nominees for director:

                                                                                        FIRST BECAME
              NAME                           PRINCIPAL OCCUPATION               AGE      A DIRECTOR
--------------------------------  ------------------------------------------    ---     ------------
Charles H. Heist................  Chairman of the Board of Directors and        44          1978
                                  President of the Company
John L. Rowley..................  Vice President -- Finance                     51          1994
Richard J. O'Neil...............  Retired                                       65          1973
Willard F. Foster...............  Retired                                       71          1956
Chauncey D. Leake, Jr. .........  Financial/Business Consultant                 67          1971
Charles E. Scharlau.............  Chairman of the Board and Chief Executive     67          1980
                                  Officer, Southwestern Energy Co.

     Charles H. Heist, who has been President of the Company since 1983, became Chairman of the Board and Chief Executive Officer of the Company in November 1988 upon the retirement of Willard F. Foster from those positions. From 1983 until his retirement, Mr. Foster served as Chairman of the Board and Chief Executive Officer of the Company. Richard J. O'Neil served as Vice
President -- Finance of the Company from 1973 until May 1992, when he became Senior Vice President. Mr. O'Neil retired as an Officer in May of 1994. Mr. Rowley became Vice President -- Finance and Chief Financial Officer of the Company in May, 1992. Prior to that he was Treasurer and Chief Accounting Officer of the Company from 1975 until his promotion in 1992.

     Mr. Leake has been a Financial/Business Consultant since October 1990. From March 1, 1988 to October 1990 he was Vice President of First Albany Companies, Inc., an investment banking firm. Prior to joining that firm, Mr. Leake was employed as a Vice President of Moseley Securities Corporation, a member of the New York Stock Exchange, Inc., with which firm he was associated for over five years.

     Mr. Scharlau is Chairman of the Board and Chief Executive Officer of Southwestern Energy Co., a one-utility holding company with subsidiaries engaged in the exploration, production and marketing of natural gas and oil and in the operation of an intrastate gas transmission and distribution system in Arkansas. He has been associated with that corporation for over five years.

INFORMATION ABOUT THE BOARD OF DIRECTORS

     During the Company's fiscal year ended December 25, 1994, the Board of Directors of the Company held a total of four (4) regularly scheduled meetings. During fiscal 1994, each of the Directors attended all meetings of the Board and all meetings of all committees of the Board on which he served, except for one director who missed one meeting. Nonemployee directors received a director's fee of $1,800 per meeting, plus expenses during fiscal 1994.

     The Board of Directors has executive, executive compensation and audit committees. The executive committee consists of Messrs. Heist, Rowley and Foster. During the 1994 fiscal year, the executive committee held four meetings, the compensation committee met twice and the audit committee met twice. The compensation committee consists of Messrs. Foster, Leake and Scharlau and authorizes the compensation for each executive officer. The audit committee consists of Messrs. O'Neil, Leake and Scharlau. This committee monitors and reviews the financial controls, reporting procedures, and internal checks and balances of the Company as well as the independence and performance of its outside auditors. The Company does not have any standing nominating committee. The usual duties and functions of a nominating committee are considered and acted upon by the entire Board of Directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth pertinent information concerning the ownership of shares by persons know to the Company to own beneficially as of the record date more than 5% of the outstanding shares of Common Stock of the Company. For the purpose of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission relating to proxy statements and does not necessarily indicate economic interest. The beneficial ownership information presented herein is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.

                                                             AMOUNT AND NATURE            PERCENT
                      NAME AND ADDRESS                    OF BENEFICIAL OWNERSHIP         OF CLASS
    ----------------------------------------------------  -----------------------         --------
    C.H. Heist Trust....................................          753,780(1)(2)             26.3%
    c/o Isadore Snitzer,
        Charles H. Heist,
        Clydis D. Heist and
        Willard F. Foster,
        Trustees
    710 Statler Building
    Buffalo, New York 14202

    Charles H. Heist....................................          280,918(1)(3)(4)           9.8%
    c/o C.H. Heist Corp.
    810 North Belcher Road
    Clearwater, Florida 34625

    Victoria Hall.......................................          214,331(4)(5)              7.5%
    c/o C.H. Heist Corp.
    810 North Belcher Road
    Clearwater, Florida 34625

    Dixie Lea Clark.....................................          181,838(4)(5)              6.3%
    c/o C.H. Heist Corp.
    810 North Belcher Road
    Clearwater, Florida 34625

    Clydis D. Heist.....................................          326,306(4)                11.4%
    Trust For The Benefit Of Grandchildren

    Quest Advisory Corp. ...............................          229,230(6)                 8.0%
    1414 Avenue of the Americas
    New York, New York 10019

---------------
(1) The 753,780 shares indicated are held of record in a trust created by Mr. C.H. Heist for the benefit of his family prior to his death in February 1983. The four trustees of the trust are Clydis D. Heist, Willard F. Foster, Charles H. Heist and Isadore Snitzer. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trust. The trust will continue until the death of Mrs. Heist and the children of Mr. and Mrs. Heist.

(2) Isadore Snitzer is also the beneficial and record owner of 2,022 shares (less than 1%).

(3) Amount indicated includes options that are presently exercisable to purchase 9,853 shares and 271,065 shares owned directly by Mr. Heist. Mr. Heist is the Chairman of the Board and President of the Company.

(4) There are nine Trusts created for the benefit of the children of Charles H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. They also are trustees of the trusts. Each of the trustees may be deemed to be the beneficial owner of the shares held in trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trusts.

(5) The two daughters of C.H. Heist (deceased) and Clydis D. Heist are both of majority age and own their shares directly. The 214,331 shares owned by Victoria Hall and the 181,838 shares owned by Dixie Lea Clark do not include the 753,780 shares owned by the C.H. Heist Trust or the shares of the Trust for the children mentioned in footnote 4. Both daughters disclaim any beneficial ownership of such shares.

(6) Quest Advisory Corp. is a registered investment advisor under the Investment Advisors Act of 1940, which is controlled by Charles M. Royce, its President. Mr. Royce disclaims beneficial ownership of the shares owned by Quest.

SECURITY OWNERSHIP OF MANAGEMENT

     As of March 31, 1995, the Directors, individually, and all Directors and Officers of the Company as a group, respectively, owned beneficially the following amounts of Common Stock of the Company:

                                                              AMOUNT AND NATURE OF         PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP         OF CLASS
------------------------------------------------------------  --------------------         --------
Charles H. Heist............................................          280,918(1)(2)(3)        9.8%
John L. Rowley..............................................           16,359(3)(6)            (5)
Richard J. O'Neil...........................................           18,104(4)               (5)
Willard F. Foster...........................................           71,047(1)(7)           2.5%
Chauncey D. Leake, Jr. .....................................              498                  (5)
Charles E. Scharlau.........................................              205                  (5)
All Officers and Directors (15 persons).....................        1,559,731(8)             54.3%

---------------
(1) Does not include the 753,780 shares held by the C.H. Heist Trust with respect to which Willard F. Foster, Charles H. Heist, Clydis D. Heist and Isadore Snitzer share voting and investment powers. See footnote (1) under table of "Security Ownership of Certain Beneficial Owners" above.

(2) See footnotes (3) and (4) under Table of "Security Ownership of Certain Beneficial Owners", above. Does not include 326,306 shares held in trust for the children of Charles H. Heist and his two sisters.

(3) Executive Officer of the Company.

(4) Amount indicated includes options that are presently exercisable to purchase 16,939 shares.

(5) Less than 1%.

(6) Amount indicated are options that are presently exercisable.

(7) The 71,047 shares indicated are beneficially owned by and held in trust for the benefit of Willard F. Foster.

(8) Includes options that are presently exercisable to purchase 119,079 shares, and the 753,780 shares and 326,306 shares described in footnotes (1) and
    (4), under security ownership of certain beneficial owners.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities for the Company and its subsidiaries for the fiscal years ended December 25, 1994, December 26, 1993 and December 27, 1992, of those persons who were, at December 25, 1994, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company and its subsidiaries, (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                         COMPENSATION
                                                                                         ------------
                                                                                            AWARDS
                                                         ANNUAL COMPENSATION(1)          ------------
                                                    --------------------------------      SECURITIES
                                                    FISCAL                                UNDERLYING
           NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS(2)       OPTIONS
--------------------------------------------------  ------     --------     --------     ------------
Charles H. Heist..................................   1994      $145,000     $    --             --
Chairman of the Board                                1993      $138,000     $    --             --
President and Director                               1992      $131,800     $18,500          9,853
W. David Foster...................................   1994      $120,000     $55,440         16,000
President -- Chief Operating Officer                 1993      $109,000     $50,358             --
Ablest Service Corp.                                 1992      $102,720     $59,288          8,660
John L. Rowley....................................   1994      $112,000     $    --         10,000
Vice President -- Finance                            1993      $105,000     $    --             --
C.H. Heist Corp.                                     1992      $ 92,360     $12,500          6,359
Duane F. Worthington II...........................   1994      $103,000     $24,926          5,000
Vice President -- Operations U.S.                    1993      $ 95,000     $    --             --
C.H. Heist Corp.                                     1992      $ 90,000     $14,339          6,289
Kurt R. Moore.....................................   1994      $ 90,000     $39,600         11,000
Vice President                                       1933      $ 81,000     $35,640             --
Ablest Service Corp.                                 1992      $ 76,000     $31,925          2,972

---------------
(1) The Company provides to certain of its officers income tax services and the use of Company cars. The amounts indicated do not include the cost to the Company of such benefits as management believes they do not exceed 10% of total salary and bonus of any individual.

(2) Bonus for 1993 and 1994 was accrued based on the Company's Management Incentive Plan. See "Report on Executive Compensation".

OPTION GRANTS

     Shown below is information on grants of stock options pursuant to the Company's 1991 Stock Option Plan (the "Option Plan") during the fiscal year ended December 25, 1994, to the Named Officers.

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                                                                               VALUE AT
                                                                                            ASSUMED ANNUAL
                                               PERCENTAGE                                   RATES OF STOCK
                                                OF TOTAL                                        PRICE
                                                OPTIONS       EXERCISE                     APPRECIATION FOR
                                               GRANTED TO      OR BASE                       OPTION TERM
                                OPTIONS       EMPLOYEES IN      PRICE        EXPIRATION   ------------------
            NAME               GRANTED(1)     FISCAL 1994    (PER SHARE)        DATE        5%        10%
-----------------------------  ----------     ------------   -----------     ----------   -------   --------
W. David Foster..............     8,000(A)                      $7.81(A)       02/21/04
                                  8,000(B)        19.9%         $7.25(B)       11/13/04   $71,280   $187,600

John L. Rowley...............     5,000(A)                      $7.81(A)       02/21/04
                                  5,000(B)        12.4%         $7.25(B)       11/13/04   $44,550   $117,250

Duane F. Worthington II......     5,000(B)         6.2%         $7.25(B)       11/13/04   $20,000   $ 55,000

Kurt Moore...................     5,000(A)                      $7.81(A)       02/21/04
                                  6,000(B)        13.7%         $7.25(B)       11/13/04   $48,550   $128,250

---------------
(1) The options indicated were granted on February 21, 1994 ("A") and November 13, 1994 ("B") and vested on the date of grant. If a "Change in Control" or a "Potential Change in Control" (as defined in the Option Plan) occurs then, to the extent vested, all options outstanding under the Option Plan will be cashed out on the basis of the difference between the option exercise price and the "Change of Control Price" (as defined in the Option Plan) as of the date the Change in Control or Potential Change of Control is deemed to have occurred or such other date as the Company may determine prior to the Change in Control. Generally, the "Change of Control Price" is defined under the Option Plan to mean the highest per share price offered or paid in the 60-day period preceding the Change in Control or Potential Change in Control.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Table below provides information with respect to unexercised options to purchase the Company's Common Stock granted under the Option Plan to Named Officers and held by them on December 25, 1994. None of the Named Officers exercised any stock options during fiscal 1994. All options indicated are fully exercisable.

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING        VALUE OF UNEXERCISED
                                                          OPTIONS HELD AT      IN-THE-MONEY OPTIONS
                           NAME                          DECEMBER 25, 1994     AT DECEMBER 25, 1994
    --------------------------------------------------  --------------------   --------------------
    Charles H. Heist..................................          9,853                  $-0-
    W. David Foster...................................         24,660                  $-0-
    Kurt R. Moore.....................................         13,972                  $-0-
    John L. Rowley....................................         16,359                  $-0-
    Duane F. Worthington II...........................         11,289                  $-0-

                        REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE

     The Compensation Committee is composed of three independent, non-employee directors. The committee approves the salaries of executive officers and monitors the Management Incentive Plan (the "Incentive Plan") and the Stock Option Plan (the "Option Plan"). The Incentive Plan was approved by the Board of

Directors and became effective in fiscal 1993. The Option Plan was approved by the Board of Directors and the shareholders of the Company and became effective in fiscal 1992.

     The Company's compensation programs are designed to attract and retain qualified executives by providing competitive salaries and, through the Management plan and the Option Plan, incentive compensation linked to financial performance of the Company. The Company's executive compensation program consists of three key elements: (1) a base salary component; (2) an annual bonus component; and (3) a long-term, stock option component. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chief Executive Officer of the Company, Charles H. Heist, are described below.

     Salary Component. Base salaries for executive officers are determined with reference to salary ranges established by the Compensation Committee in fiscal 1993 based on a comprehensive survey of base salaries for executive officers of non-manufacturing companies conducted for the Company by the Director of Human Resources in conjunction with an outside consulting firm. These salary ranges were adjusted upward by approximately 5.5% for fiscal 1995. The ranges were not adjusted for fiscal 1994. The ranges are considered by the committee to provide competitive compensation to the Company's executive officers and encompass salaries in the 50th to 75th percentiles of salaries for comparable positions as determined by the survey.

     For fiscal 1995, the Compensation Committee approved a 13.8% increase in the base salary of the Company's Chairman and Chief Executive Officer. This compares to a 5% increase awarded to the Chief Executive Officer for fiscal 1994. In awarding this increase, the committee considered the Company's financial performance, particularly a dramatic improvement from a $1,716,000 first quarter loss to a $1,140,000 fourth quarter profit, and the Chief Executive Officer's leadership in addressing the problems at the Company's OMSI division that had caused substantially all of the first quarter loss. The committee believes that the efforts of the Chief Executive Officer enabled the Company to restructure OMSI, produce record profits in the fourth quarter and an overall profit for fiscal 1994. Additionally, the committee believed that the increase in the Chief Executive Officer's salary was warranted in order to bring his compensation to a level competitive with that of chief executive officers in the non-manufacturing sector, based on the survey referred to above. With this increase, the salary of the Chief Executive Officer is at approximately the 70th percentile of salaries for chief executive officers as determined by the survey.

     Salaries for the other executive officers of the Company for fiscal 1995 were increased by the Compensation Committee based on recommendations by the Chief Executive Officer. These increases ranged from 4% to 8%, with the average increase being approximately 7%. This compares to increases for fiscal 1994 for such officers ranging from 3% to 11%, with the average increase for the year being 7%. The fiscal 1995 increases place the salaries of these executive officers at or somewhat below the 75th percentile of salaries for comparable executive positions as determined by the survey. In awarding these increases, the committee considered the Company's financial performance, the executive officers' individual contributions to such performance, and the competitiveness of the base salaries of these officers as compared to the base salaries of executives reflected in the survey.

     Management Plan. The Management Plan is an annual goal attainment plan that provides incentive awards based upon the achievement of predetermined and communicated financial performance objectives. The Chief Executive Officer and the Chief Financial Officer of the Company establish on an annual basis operating income objectives for each segment of the Company and a return on equity objective for the company as a whole. Depending on their position in the Company, executive officers' incentive awards are set at 25% to 30% of their base salaries for the fiscal year. Depending on position 70%-80% of the incentive award is based on achievement of the operating income objective and the remainder of the award on achievement of the return on equity objective. If both objectives are met, executive officers receive 100% of their target incentive award. If the objectives are exceeded, bonuses may reach up to a maximum of 200% of the targeted incentive award. No incentive is paid below 80% of target. Pro rata amounts are paid from 80% to 100% of target.

     For fiscal 1994, incentive awards were accrued under the Management Plan for three executive officers in the amount shown in the compensation table. Two of these officers exceeded their operating income objectives by 20% or more and received the maximum amount of incentive (200% of target incentive award) based on this objective. The other executive officer who received an incentive award exceeded his operating income objective by 2% and received 110% of his target incentive award for this objective. The return on equity objective established for fiscal 1994 was not met and no incentive was paid for this objective. The other executive officers of the Company did not achieve their operating income objectives and thus did not receive bonuses for fiscal 1994.

     Option Plan. The Option Plan is intended to advance the interest of the Company and its shareholders by enhancing the Company's ability to attract and retain highly-qualified key employees and by providing an incentive to such employees to achieve the Company's long-term business plans and objectives. No options were granted to the Chief Executive Officer in fiscal 1994. Options were granted to the other executive officers in fiscal 1994, based on accomplishments during fiscal 1993 and fiscal 1994. Options were granted to these executive officers for exceeding financial objectives for fiscal 1993 and fiscal 1994, expanding the Company's industrial maintenance services through the acquisition of OMSI in fiscal 1993, and restructuring OMSI after a first quarter loss in fiscal 1994. Information about the options is contained in the compensation tables.

THE COMPENSATION COMMITTEE
         Charles E. Scharlau                     Chauncey D. Leake, Jr.
                               Willard F. Foster

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The Board of Directors of the Company includes Charles H. Heist, Willard F. Foster, Chauncey D. Leake, Jr., Richard J. O'Neil, Charles E. Scharlau, and John
L. Rowley, of whom Messrs. Foster, Leake and Scharlau are members of the compensation committee.

     Willard F. Foster, who served on the compensation committee of the Board of Directors during 1994, served as the Chairman of the Board and Chief Executive Officer of the Company prior to his retirement in 1988.

     In addition, two of the Company's facilities are presently leased on a month-to-month basis from a partnership, Colander Associates. The beneficial interests of this partnership are held by members of the family of Mr. C.H. Heist (deceased), by Messrs. Willard F. Foster, Isadore Snitzer and Robert Goldsmith and by the Estate of Louis Borins. Both leases obligated the Company during fiscal 1994 to bear all expenses relating to the maintenance of the properties and to pay all insurance premiums and real estate taxes and assessments. The Company paid approximately $63,500 under these leases (including $37,200 of fixed rents) for the year ended December 25, 1994.

                     UNITED STATES EMPLOYEES' PENSION PLAN

     Since July 1, 1986, the Company has maintained the C.H. Heist Corp. United States Employees' Pension Plan ("Pension Plan"), a defined benefit retirement plan for the benefit of its eligible non bargaining unit United States employees and their beneficiaries. All non bargaining unit United States employees of the Company become participants in the Pension Plan upon completion of one year of eligibility service. All of the executive officers listed in the preceding "Cash Compensation" table participate in the Pension Plan.

     The Pension Plan is a trusteed plan and is funded entirely by Company contributions. The Pension Plan is administered by a Committee appointed by the Company, consisting of Gail A. Orffeo, John L. Rowley and Isadore Snitzer.

     The Pension Plan generally provides a monthly benefit at normal retirement (age 65) equal to 1 percent of an employee's average monthly compensation (as defined in the Pension Plan) during the employee's service, multiplied by the employee's years of credited service to a maximum of thirty. In general, the monthly compensation covered by the Pension Plan includes salary and bonuses. Credited service means an employee's service with the Company after July 1, 1986. An employee will be fully vested under the Pension Plan if the employee completes five years of vesting service after July 1, 1986. An employee may elect to retire under the Pension Plan after age 55 and completion of five years of vesting service. Benefits are reduced for an employee who elects the early retirement option as defined in the Pension Plan agreement. In addition, the Pension Plan provides for certain disability and death benefits.

     Under a defined benefit plan, contributions are not specifically allocated to individual participants. The table below shows estimated annual retirement benefits based on a 5.5% increase in annual compensation covered by the plan payable to each of the executive officers named above in the "Cash Compensation" table, who retires at age 65 after the number of years of credited service indicated. The estimates assume that benefits commence at age 65 and that the employee elects to receive the benefits only during the employee's own lifetime rather than the joint lives of the employee and the employee's spouse.

                                            AMOUNT OF REMUNERATION
                                             PAID FOR FISCAL YEAR
                                             ENDED DEC. 25, 1994        PROJECTED YEARS OF
                                                COVERED BY THE           CREDITED SERVICE
            NAME OF INDIVIDUAL                   PENSION PLAN          AT NORMAL RETIREMENT     BENEFIT
------------------------------------------  ----------------------     --------------------     -------
Charles H. Heist..........................         $145,000                     29              $42,300
W. David Foster...........................         $150,000                     14              $16,700
John L. Rowley............................         $112,000                     22              $24,800
Duane F. Worthington II...................         $127,926                     30              $30,700
Kurt R. Moore.............................         $129,600                     30              $34,000

     DIRECTOR COMPENSATION. Starting with the August, 1993 Board of Directors meeting the fee paid to each nonemployee Director of the Company was increased from $1,500 to $1,800 per meeting.

     CONSULTING AGREEMENT. On November 15, 1988, the Company entered into a Consulting Agreement with Willard F. Foster pursuant to which Mr. Foster will be paid $350 per day (or $200 per half day) plus expenses for rendering consulting services to the Company. Under the Agreement, Mr. Foster is guaranteed 20 full days of compensable service per calendar year. The Consulting Agreement contains provisions relating to non-competition and business secrets, but otherwise permits Mr. Foster to render consulting services to third parties. The initial term of the Consulting Agreement was for one year, and it provides that it is automatically renewed from year to year unless written notice is given before November first of the prior year. Mr. Foster was paid $700.00 under this agreement in 1994.

     DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. As permitted by Section 727 of the New York Business Corporation Law, the Company has purchased directors' liability insurance of up to $1,000,000 to provide indemnification for the Company and all Officers and Directors. The current liability insurance policy, with a one-year policy period effective October 14, 1994, was issued by the Chubb Group of Insurance Companies at an annual premium of $18,200.

                            COMMON STOCK PERFORMANCE

     The stock performance graph presented on the next page compares the Company to the American Stock Exchange Market Value Index, (a broad market Index) and American Stock Exchange Service Industry Index.

     The American Stock Exchange Service Industry Index is intended to provide a peer group comparison, to the extent possible. A search of publicly traded companies that was made for the Company by an independent consultant was able to discover only one company with the same mix of businesses as the Company (industrial maintenance and temporary employment), and that company's capital structure was not comparable to the Company's. It was determined after an extensive search that the Company could not construct an appropriate peer group in the same industries because they would be over weighed to either Industrial Maintenance or Temporary Help. Having no appropriate alternative to use as a peer group, the AMEX Service Industry Index was selected. C.H. Heist Corp. is one of 139 companies that are included in the Service Industry Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 C.H. HEIST CORPORATION AND THE AMEX MARKET VALUE AND SERVICE INDUSTRY INDICES

                                                                 AMEX SERVICE
      MEASUREMENT PERIOD          C.H. HEIST      AMEX MARKET      INDUSTRY
    (FISCAL YEAR COVERED)         CORPORATION     VALUE INDEX        INDEX
1989                                       100             100             100
1990                                       125              82              79
1991                                       119             105             111
1992                                       134             106             121
1993                                       130             126             158
1994                                       121             115             132

* Assumes $100 invested on 12/29/89 in C.H. Heist Corp. stock and the AMEX Market Value and Service Industry Indices. Also assumes reinvestment of all dividends.

                              CERTAIN TRANSACTIONS

     Certain of the Company's Buffalo, New York facilities are leased from Mr. Charles H. Heist, Chairman of the Board, President and Chief Executive Officer of the Company, and his two sisters, Dixie Lea Clark and Victoria Hall. Under the lease, which was amended in 1974 to cover a new addition to the building and amended in 1984 to cover a further addition and to extend the term of the lease to November 30, 1995, the Company is responsible for maintenance and all insurance premiums, assessments and taxes and the rent is to be increased or decreased once every three (3) years in the event of each full 10% change in the cost of living index. The increase or decrease in the rent is fixed by the lease at an amount equal to $1,650 per year for each full 10% change. Rents of approximately $60,500 including amounts paid for the foregoing purposes, were paid under the lease during the year ended December 25, 1994.

     In the opinion of the Board of Directors of the Company, the terms of the leases with Mr. Heist and his sisters and the leases with the partnership were, at the time they were entered into, at least as favorable to the Company as were available from nonaffiliated persons.

     For the 1994 fiscal year, the Company paid $60,950 for legal services to the law firm of Borins, Setel, Snitzer & Brownstein, 710 Statler Towers, Buffalo, New York 14202, a law firm in which Isadore Snitzer, Esq., the secretary of the Company, is a partner.

CERTAIN REPORTS

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of its Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1994. All of these filing requirements were satisfied by the Company's directors, officers and ten percent holders, except that Victoria Hall, who is a beneficial holder of more than 10% of the Company's Common Stock, filed one report late with respect to one transaction in 1994. In making these statements, the Company has relied solely upon the written representation of its directors, officers and 10% holders and copies of the reports that they have filed with the Commission.

                       ITEM 2 -- RATIFICATION OF AUDITORS

     KPMG Peat Marwick LLP audited the Company's financial statements for the fiscal year ended December 25, 1994 and has been selected by the Board of Directors to audit the Company's financial statements for the current fiscal year. KPMG Peat Marwick LLP and its predecessors have audited the Company's financial statements annually since 1969 and is considered well qualified by management and the Board of Directors. KPMG Peat Marwick LLP is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants -- Division of C.P.A. Firms and accordingly, has periodic Peer Reviews which consist of a review of the quality of its accounting and auditing practice by another C.P.A. Firm. A representative of KPMG Peat Marwick LLP is expected to attend the meeting and will have an opportunity to make a statement or respond to appropriate questions from Shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                 ANNUAL REPORT

     The Annual Report of the Company to the Shareholders for the fiscal year ended December 25, 1994, including financial statements, which Annual Report is not a part of this proxy solicitation material, either accompanies or has been mailed to shareholders prior to the mailing of this proxy material.

     On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock as of March 31, 1995, a copy of the Company's Annual Report on Form 10-K for the year ended December 25, 1994, as filed with the Securities and Exchange Commission. Mr. John L. Rowley, Vice President -- Finance, C.H. Heist Corp., 810 North Belcher Road, Clearwater, Florida 34625.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive offices located at 810 North Belcher Road, Clearwater, Florida 34625 by the close of business on December 4, 1995, in order to be timely received for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

     The Company is unaware of any matter, other than those mentioned above, that will be brought before the meeting for action. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in respect to such matters.

     It is important that your proxy be returned promptly no matter how small or how large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Shares represented by each proxy will be voted as directed, but if not otherwise specified, will be voted for the election of the nominees for Directors and for the ratification of the appointment of the independent accountants for the Company for 1995.

Dated: April 4, 1995                                            C.H. HEIST CORP.

                                                                    APPENDIX A

PROXY                           C.H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 34625

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints CHARLES H. HEIST and WILLARD F. FOSTER as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of the C.H. HEIST CORP. held of record by the undersigned on March 31, 1995, at the annual meeting of the shareholders to be held on May 15, 1995, or any adjournment thereof.

1. ELECTION OF DIRECTORS
    / / FOR all nominees listed below (except as marked to the contrary below) / / WITHHOLD AUTHORITY to vote for all nominees listed below

  NOMINEES: Charles H. Heist, Richard J. O'Neil, Willard F. Foster, Chauncey D.
            Leake, Jr., Charles Scharlau and John L. Rowley.

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK as the independent public accountants for the corporation.
         / / FOR                / / AGAINST                / / ABSTAIN

                           (CONTINUED ON OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
                                                Dated:                    , 1995
                                                      --------------------

                                                --------------------------------

                                                --------------------------------
                                                          Signature(s)

                                                When shares are held by joint
                                                tenants, both should sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership named by authorized
                                                person.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.